Exhibit 10.9

Execution Version

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF JUNE 28, 2013

BETWEEN

THE SELLERS FROM TIME TO TIME PARTIES HERETO,

AS SELLERS,

ENBRIDGE ENERGY PARTNERS, L.P.,

AS COLLECTION AGENT

AND

ENBRIDGE RECEIVABLES (U.S.) L.L.C.,

AS BUYER

TABLE OF CONTENTS

		Page
BACKGROUND		1

DEFINITIONS		1

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

Section 1.1.	Agreement to Purchase and Sell on the Initial Closing Date	7
Section 1.2.	Agreement to Purchase and Sell on each Follow-On Closing Date	7
Section 1.3.	Eligible Receivables in Excess of Maximum Purchase Amount or Follow-On Maximum Purchase Amount	7
Section 1.4.	No Recourse	7
Section 1.5.	Consideration for Purchases	8
Section 1.6.	Intention of the Parties; Recharacterization	8

ARTICLE II
CALCULATION OF PURCHASE PRICE

Section 2.1.	Calculation of Purchase Price	9

ARTICLE III
PAYMENT OF PURCHASE PRICE

Section 3.1.	Purchase Price Payment	9
Section 3.2.	Arms’ Length Price	9
Section 3.3.	Reconciliation of Unbilled Receivables	10

ARTICLE IV
COLLECTION OF SOLD RECEIVABLES; COLLECTION AGENT

Section 4.1.	Appointment of Collection Agent	11
Section 4.2.	Authorization of Collection Agent	11
Section 4.3.	Responsibilities of Collection Agent and Participating Sellers	11
Section 4.4.	Removal of Collection Agent	12
Section 4.5.	Confirmation of Amounts	13
Section 4.6.	Servicing Fee	13

ARTICLE V
CONDITIONS OF PURCHASES

Section 5.1.	Conditions Precedent to Initial Closing	13
Section 5.2.	Conditions Precedent to each Follow-On Closing	14
Section 5.3.	Certification as to Representations and Warranties	15
Section 5.4.	Additional Participating Sellers	15
Section 5.5.	Additional Sellers	15

ii

		Page
ARTICLE XI
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF SOLD RECEIVABLES

Section 11.1.	No Responsibility of the Buyer	26
Section 11.2.	Further Action Evidencing Purchases	26
Section 11.3.	No Notification of Obligors	27

ARTICLE XII
TERMINATION

Section 12.1.	Termination Events	27
Section 12.2.	Consequences of a Termination Event	28
Section 12.3.	Termination Date	28

ARTICLE XIII
INDEMNIFICATION

Section 13.1.	Indemnities by the Sellers	28

ARTICLE XIV
MISCELLANEOUS

Section 14.1.	Amendments, etc.	30
Section 14.2.	Notices, etc.	31
Section 14.3.	No Waiver; Cumulative Remedies	31
Section 14.4.	Assignability	32
Section 14.5.	Binding Effect; Survival	32
Section 14.6.	GOVERNING LAW	32
Section 14.7.	Costs, Expenses and Taxes	32
Section 14.8.	SUBMISSION TO JURISDICTION	32
Section 14.9.	WAIVER OF JURY TRIAL	33
Section 14.10.	Captions and Cross References; Incorporation by Reference	33
Section 14.11.	Execution in Counterparts	33
Section 14.12.	Confidentiality	33
Section 14.13.	Limited Recourse	34
Section 14.14.	Treatment as Sales	34

SCHEDULES
Schedule I	List of Sellers
Schedule II	List of Participating Sellers
Schedule III	State of Formation or Organization of Sellers
Schedule IV	Location of Books and Records of Sellers
Schedule V	Prior Names
Schedule VI	Buyer’s Bank Account
Schedule VII	Form of Closing Date Reporting Schedule
Schedule VIII	Form of Reconciliation Reporting Schedule
Schedule IX	Form of Follow-on Closing Date Reporting Schedule

EXHIBITS
Exhibit A	Form of Joinder Agreement

iii

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 28, 2013, is entered into among the Sellers (as defined below) from time to time parties hereto, Enbridge Energy Partners, L.P., a Delaware limited partnership, as the collection agent (in such capacity, together with its successors and permitted assigns in such capacity and any successor collection agent designated in accordance with the terms of this Agreement, the “Collection Agent”) and Enbridge Receivables (U.S.) L.L.C., a Delaware limited liability company (the “Buyer”).

BACKGROUND:

1. The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Enbridge (U.S.) Inc., a Delaware corporation;

2. The Sellers generate Receivables (as defined below) in the ordinary course of their business;

3. The Participating Sellers (as defined below) wish to sell all of their right, title and interest in and to the Eligible Receivables (as defined below) to the Buyer, and the Buyer wishes to purchase all right, title and interest in and to the Eligible Receivables from the Participating Sellers, on the terms and subject to the conditions set forth herein; and

4. The Sellers and the Buyer intend the transactions hereunder to be true sales of Eligible Receivables by the Sellers to the Buyer, providing the Buyer with the full risks and benefits of ownership of the Eligible Receivables, and the Sellers and the Buyer do not intend the transactions hereunder to be a loan or loans, secured or unsecured, or an extension of any other forms of financing from the Buyer to the Sellers.

Now, Therefore, in consideration of the foregoing, the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Buyer or a Seller as contemplated in this Agreement shall not constitute an Adverse Claim.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Article 9” has the meaning specified in Section 1.6 of this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Houston, Texas, or New York, New York.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer’s Bank Account” means the account of the Buyer listed on Schedule VI to this Agreement or such other account or accounts as the Buyer may designate from time to time by written notice to the Sellers and the Collection Agent.

“Closing Date” means the Initial Closing Date and each Follow-On Closing Date.

“Collection Agent” has the meaning specified in the first paragraph of this Agreement.

“Collections” means, with respect to any Sold Receivable and Related Rights with respect to such Sold Receivable, all cash collections, other cash proceeds and funds that are received or recovered in payment of any amounts owed in respect of such Sold Receivable or Related Rights, as the case may be, (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Sold Receivable or Related Rights, as the case may be, (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Sold Receivable or Related Rights, as the case may be, and available to be applied thereon, and any payments made on any promissory note or other negotiable instrument in respect of such Sold Receivable).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings (including electronic or other forms of writings consistent with standard industry billing practices) pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Credit and Collection Policy” means, with respect to each of the Sellers, the receivables credit and collection policies relating to the Eligible Receivables in effect on the date of this Agreement, each as may be modified in compliance with this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31 days or more following (but not including) the date of the invoice for such Receivable.

“Eligible Receivable” means, on any Closing Date, a Receivable (i) that is not a Delinquent Receivable and (ii) the Obligor of which is Investment Grade.

“Follow-On Closing Date” means the last Business Day of each month following the Initial Closing Date through and including the Termination Date.

“Follow-On Maximum Purchase Amount” has the meaning specified in Section 1.2(a) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions, pronouncements, statements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or any successor thereof or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 13.1 of this Agreement.

“Initial Closing Date” means June 28, 2013.

“Investment Grade” means, with respect to an Obligor, that such Obligor (i) is rated, or its obligations are guaranteed by a Person rated, either BBB- or better by Standard & Poor’s or Baa3 or better by Moody’s; (ii) if not rated by Standard & Poor’s or Moody’s, meets the criteria for a Baa3 or better rating by Moody’s using the rating methodologies of Moody’s in effect at the date of determination; or (iii) if not rated by Standard & Poor’s or Moody’s, is a wholly owned direct or indirect subsidiary of a Person rated either AA- or better by Standard & Poor’s or Aa3 or better by Moody’s.

“Joinder Agreement” has the meaning specified in Section 5.5(a) of this Agreement.

“Laws” means, collectively, all domestic, international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LIBOR” means, for any day, the one-month rate per annum for U.S. dollar deposits as reported on the Bloomberg Terminal Page BBAM or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Buyer from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Maximum Purchase Amount” has the meaning specified in Section 1.1(a) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Outstanding Balance” means, for any Eligible Receivable at any time, the then outstanding balance thereof.

“Organizational Document” means the Buyer’s Amended and Restated Limited Liability Company Agreement dated as of June 27, 2013, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof or thereof.

“Participating Seller” means each Seller listed in Schedule II to this Agreement, as such Schedule may be revised from time to time in accordance with Section 5.4 and Section 12.2(e) of this Agreement.

“Person” means an individual, partnership (limited or general), corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Purchase Price” has the meaning specified in Section 2.1 of this Agreement.

“Relevant Amounts” has the meaning specified in Section 13.1 of this Agreement.

“Receivable” means any right to payment from an Obligor pursuant to a Contract, whether constituting an “account,” “chattel paper,” “payment intangible,” “instrument” or “general intangible” (each, as defined in the UCC), arising from the sale of goods and/or provision of services by the applicable Seller, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any Unbilled Receivables, 100% of the amount to be or thereafter invoiced to any related Obligor, in each case less the amount, if any, the applicable Seller owes to the Obligor of such Receivable pursuant to a Contract that permits the amount of such Receivable to be offset by the amount of the applicable Seller’s obligations thereunder.

“Related Rights” means, with respect to all Eligible Receivables sold by a Participating Seller pursuant to Section 1.1 or 1.2 of this Agreement, as the case may be, (a) all rights to, but not the obligations of, such Participating Seller under all Related Security with respect to any of such Eligible Receivables; (b) all monies due or to become due to such Participating Seller with respect to any of such Eligible Receivables; and (c) all Collections and other proceeds (as defined in the UCC) of any of such Eligible Receivables (including, without limitation, invoice price, finance charges, interest and all other charges) received by (or for the account of) such Participating Seller in respect of any of such Eligible Receivables (including, without limitation, net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of such Eligible Receivables or any other Person directly or indirectly liable for payment of such Eligible Receivables).

“Related Security” means, with respect to any Eligible Receivable:

(a) all of the applicable Participating Seller’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Eligible Receivable;

(b) all instruments and chattel paper that may evidence such Eligible Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Eligible Receivable, whether pursuant to the Contract related to such Eligible Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) solely to the extent applicable to such Eligible Receivable, all of the applicable Participating Seller’s rights, interests and claims under the Contracts relating to such Eligible Receivable, and all guaranties, indemnities, letters of credit, insurance and other agreements (including the related Contract), supporting obligations (as defined in the UCC) or arrangements of whatever character from time to time supporting or securing payment of such Eligible Receivable or otherwise relating to such Eligible Receivable, whether pursuant to the Contract related to such Eligible Receivable or otherwise; and

(e) all proceeds of any of the foregoing.

“Seller” means each Person listed in Schedule I to this Agreement, as such Schedule may be revised from time to time in accordance with Section 5.5 and Section 12.2(e) of this Agreement.

“Seller Material Adverse Effect” means (a) a material adverse effect on the ability of a Seller to perform its payment, delivery and other material obligations under any Transaction Document to which such Seller is a party, (b) a material adverse effect on the legality or enforceability of any Transaction Document or (c) a material adverse effect on the legality or enforceability of the Sold Receivables or the Related Rights with respect thereto (other than as a result of the insolvency, bankruptcy, creditworthiness, or the financial or credit condition or financial default of the related Obligors).

“Servicing Fee” means an amount equal to (a) the product of (i) 0.1% and (ii) the aggregate Outstanding Balance of Eligible Receivables sold by the Participating Sellers to the Buyer on the immediately preceding Closing Date, divided by (b) 12.

“Sold Receivable” means, with respect to any Participating Seller, an Eligible Receivable sold hereunder to the Buyer by such Participating Seller.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they are scheduled to become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they are scheduled to mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they are scheduled to mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by contract or otherwise.

“Termination Date” has the meaning specified in Section 12.3 of this Agreement.

“Termination Event” has the meaning specified in Section 12.1 of this Agreement.

“Transaction Documents” means this Agreement and all other material certificates, instruments, reports, notices, agreements and documents executed, delivered or filed under or in connection with this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof or thereof.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means an Eligible Receivable, the amount of which has been accrued based on a commercially reasonable estimate by the applicable Participating Seller as of a Closing Date, for which, at the time of determination, an invoice or any other evidence of the obligation of the related Obligor thereunder (other than the related Contract) has not been duly submitted to such Obligor for payment of the amount thereof.

“Uncollected Receivable” means any Sold Receivable that has not been collected as of the applicable Closing Date.

Article I

AGREEMENT TO PURCHASE AND SELL

Section 1.1. Agreement to Purchase and Sell on the Initial Closing Date. On the terms and subject to the conditions set forth in this Agreement, each Participating Seller hereby agrees to sell, convey, transfer and assign to the Buyer, and the Buyer hereby agrees to purchase from each Participating Seller, on the Initial Closing Date, all of such Participating Seller’s right, title and interest in and to (without duplication):

(a) each Eligible Receivable owned by such Participating Seller on the Initial Closing Date; provided, however, that the aggregate Outstanding Balance of Eligible Receivables sold by all of the Participating Sellers and purchased by the Buyer on the Initial Closing Date shall not exceed $350,000,000.00 (the “Maximum Purchase Amount”); and

(b) with respect to all of the foregoing Eligible Receivables, all of the Related Rights.

Section 1.2. Agreement to Purchase and Sell on each Follow-On Closing Date. On the terms and subject to the conditions set forth in this Agreement, each Participating Seller hereby agrees to sell, convey, transfer and assign to the Buyer, and the Buyer hereby agrees to purchase from each Participating Seller, on each Follow-On Closing Date, all of such Participating Seller’s right, title and interest in and to (without duplication):

(a) each Eligible Receivable owned by such Participating Seller on such Follow-On Closing Date; provided, however, that the aggregate Outstanding Balance of Eligible Receivables sold by all of the Participating Sellers and purchased by the Buyer on a Follow-On Closing Date shall not exceed the Maximum Purchase Amount less the dollar amount of any Uncollected Receivables as of such Follow-On Closing Date (the “Follow-On Maximum Purchase Amount”); and

(b) with respect to all of the foregoing Eligible Receivables, all of the Related Rights.

Section 1.3. Eligible Receivables in Excess of Maximum Purchase Amount or Follow-On Maximum Purchase Amount. If the aggregate Outstanding Balance of the Participating Sellers’ Eligible Receivables as of a Closing Date is in excess of the Maximum Purchase Amount or the Follow-On Maximum Purchase Amount, as the case may be, as of such Closing Date, the Buyer and the Participating Sellers shall exclude from the Eligible Receivables to be purchased and sold on such Closing Date Eligible Receivables from Obligors with the lowest credit ratings so that the aggregate Outstanding Balance of the Eligible Receivables to be purchased and sold on such Closing Date does not exceed the Maximum Purchase Amount or Follow-On Maximum Purchase Amount, as the case may be; provided, that the Participating Sellers shall have the discretion to choose which Eligible Receivables to exclude in accordance with this Section 1.3 if, and to the extent, the Obligors for such Eligible Receivables have equal credit ratings.

Section 1.4. No Recourse. All purchases of Eligible Receivables and the Related Rights hereunder shall be made without recourse to the applicable Participating Seller, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the applicable Participating Seller set forth in this Agreement and each other Transaction Document to which such Participating Seller is a party. No obligation or liability to any Obligor on any Eligible Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed.

Section 1.5. Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay the applicable Purchase Price to the applicable Participating Seller in accordance with Article III of this Agreement.

Section 1.6. Intention of the Parties; Recharacterization. It is the express intent of each Seller and the Buyer that each sale by a Participating Seller to the Buyer pursuant to this Agreement of any Eligible Receivables and the Related Rights, including, without limitation, all Sold Receivables, if any, constituting “accounts,” “chattel paper,” “payment intangibles,” “instruments” or “general intangibles” (each as defined in the UCC), be construed as a valid and outright sale and absolute assignment (without recourse except as provided herein) of such Eligible Receivables and the Related Rights by such Participating Seller to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Participating Seller), that the right, title and interest in and to such Eligible Receivables and the Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Participating Seller, and that, immediately after giving effect to each sale, the Participating Sellers will have no further interest (legal or equitable) in any Sold Receivable and Related Rights. With respect to each purchase and sale of Sold Receivables, the Participating Sellers shall record it as a sale, and the Buyer shall record it as a purchase, on their respective books and records, and the Participating Sellers shall reflect it as a sale, and the Buyer shall reflect it as a purchase, in their respective financial statements and Tax returns. The parties intend that the Purchase Price for each Sold Receivable shall constitute reasonable equivalent value in consideration therefor and no sale hereunder may be voidable under the Bankruptcy Code. The parties acknowledge that an outright sale of receivables and interests in receivables is governed in part by certain provisions of Article 9 of the UCC (“Article 9”), notwithstanding that such a sale is not intended for security. The parties also acknowledge that, as a drafting convention under Article 9, terms used under Article 9 for secured transactions also apply to outright sales of receivables, including “debtor,” which applies to a seller of receivables, “secured party,” which applies to a buyer of receivables, and “security interest,” which applies to the buyer’s outright ownership interest. Such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale hereunder of the Eligible Receivables and the Related Rights by the Participating Sellers to the Buyer. Under the Article 9 drafting convention, the outright sale of the Sold Receivables may be described as a transaction by which the Participating Sellers have granted to the Buyer a security interest in, among other things, the Sold Receivables. However, if, contrary to the mutual intent of the parties, any sale hereunder of Eligible Receivables and the Related Rights is not construed by a court or other governmental authority of competent jurisdiction to be both a valid and outright sale and absolute assignment of such Eligible Receivables and the Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through any Participating Seller, then, in such situation, it is the intent of such Participating Seller and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) such Participating Seller shall be deemed to have granted to the Buyer as of the applicable

Closing Date, and such Participating Seller hereby grants to the Buyer as of the applicable Closing Date, a security interest in, to and under, all of such Participating Seller’s right, title and interest in and to each Eligible Receivable generated by such Participating Seller and sold to the Buyer as of the applicable Closing Date and all the Related Rights with respect thereto, whether now existing or hereafter created by such Participating Seller.

Article II

CALCULATION OF PURCHASE PRICE

Section 2.1. Calculation of Purchase Price. The “Purchase Price” to be paid to each Participating Seller for any Eligible Receivable that is purchased hereunder from such Participating Seller on the applicable Closing Date shall be determined in accordance with the following formula:

PP	=	OB x (1 – (DC/12))

where:

PP	=	Purchase Price for each Eligible Receivable as calculated on the relevant Closing Date.

OB	=	The Outstanding Balance of such Eligible Receivable on the relevant Closing Date.

DC	=	Discount Charge, as measured on such Closing Date, in an amount equal to 0.70 multiplied by the sum of LIBOR and 0.30%.

Article III

PAYMENT OF PURCHASE PRICE

Section 3.1. Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, on the applicable Closing Date for the purchase of any Eligible Receivable hereunder, the Buyer agrees to pay to the applicable Participating Seller the Purchase Price for such Eligible Receivable in cash to an account designated by such Participating Seller. Effective upon such payment of the Purchase Price by Buyer to a Participating Seller for any Eligible Receivable hereunder, such Participating Seller hereby absolutely, irrevocably and unconditionally sells, conveys, transfers and assigns to the Buyer all of its respective right, title and interest in and to such Eligible Receivable and the Related Rights relating to such Eligible Receivable.

Section 3.2. Arms’ Length Price. The total consideration paid by the Buyer to each Participating Seller for each sale of Eligible Receivables by such Participating Seller hereunder shall represent a reasonable arm’s length price for the Eligible Receivables so sold by such Participating Seller and shall constitute reasonably equivalent value for the Eligible Receivables so sold by such Participating Seller.

Section 3.3. Reconciliation of Unbilled Receivables.

(a) At least 3 Business Days prior to each Follow-On Closing Date, the Participating Sellers shall provide to the Buyer a schedule, in the form set forth in Schedule VIII to this Agreement, showing each Unbilled Receivable accrued as of the prior Closing Date and sold to the Buyer pursuant to Section 1.1 or Section 1.2 of this Agreement, as the case may be, reconciled to the amount of the invoice with respect to each Unbilled Receivable subsequently submitted to the Obligor for payment. To the extent the aggregate Unbilled Receivables accrued as of the prior Closing Date and sold to the Buyer exceed the amounts subsequently invoiced to the Obligors, the applicable Participating Seller(s) shall refund by payment to the Buyer the amount of the Purchase Price related to any such excess on the next Follow-On Closing Date. Subject to Section 3.3(b), to the extent the aggregate Unbilled Receivables accrued as of the prior Closing Date and sold to the Buyer are less than the amounts subsequently invoiced to the Obligors, the Buyer shall pay to the applicable Participating Seller(s) an additional amount constituting part of the Purchase Price equal to such shortfall on the next Follow-On Closing Date.

(b) If the amounts subsequently invoiced to the Obligors for Unbilled Receivables previously sold by the Participating Sellers and purchased by the Buyer hereunder would cause the Eligible Receivables sold by the Participating Sellers and purchased by the Buyer on the prior Closing Date to exceed the Maximum Purchase Amount or the Follow-On Maximum Purchase Amount, as the case may be, applicable on such prior Closing Date, then the Eligible Receivables sold by the Participating Sellers and purchased by the Buyer on such prior Closing Date shall exclude an amount of Eligible Receivables from Obligors with the lowest credit ratings so that the aggregate Outstanding Balance of the Eligible Receivables purchased and sold on such prior Closing Date does not exceed the Maximum Purchase Amount or the Follow-On Maximum Purchase Amount, as the case may be; provided, that the Participating Sellers shall have the discretion to choose which Eligible Receivables to exclude in accordance with this Section 3.3(b) if, and to the extent, the Obligors for such Eligible Receivables have equal credit ratings. The Buyer shall, on the next Follow-On Closing Date, return to the applicable Participating Seller any Collections deposited into Buyer’s Bank Account that relate to Eligible Receivables excluded in accordance with this Section 3.3(b), and shall take all steps necessary to properly provide for and reflect the applicable Participating Seller’s ownership of such excluded Eligible Receivables, including, but not limited to, the assignment of such excluded Eligible Receivables from the Buyer to the applicable Participating Seller and the filing of appropriate amendments to financing statements related to such excluded Eligible Receivables.

(c) All amounts due and payable by the Participating Sellers or the Buyer, as the case may be, under this Section 3.3 shall bear interest at an annual rate equal to LIBOR plus 0.20% from the applicable Closing Date to and including the date upon which such amounts are paid (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

Article IV

COLLECTION OF SOLD RECEIVABLES; COLLECTION AGENT

Section 4.1. Appointment of Collection Agent. Subject to Section 4.4 of this Agreement, Buyer hereby appoints Enbridge Energy Partners, L.P. as Collection Agent and Enbridge Energy Partners, L.P. hereby accepts such appointment and agrees to act as Collection Agent pursuant to the terms of this Agreement.

Section 4.2. Authorization of Collection Agent. Each Participating Seller hereby authorizes the Collection Agent to take any and all steps in such Participating Seller’s name necessary, in its commercially reasonable determination, and at the Collection Agent’s sole cost and expense, to collect all amounts due under any and all Sold Receivables including, without limitation, endorsing the name of such Participating Seller on checks and other instruments representing Collections and enforcing such Sold Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment. Each Participating Seller hereby grants to the Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Termination Event relating to such Participating Seller to take in the name of such Participating Seller all steps necessary, and at the Collection Agent’s sole cost and expense, to endorse, negotiate or otherwise realize on any writing or other right of any kind transferred by such Participating Seller to the Buyer in connection with any Sold Receivable or the Related Rights, or otherwise sold or purported to be sold by it hereunder. The Buyer hereby authorizes the Collection Agent to take any and all steps necessary or desirable, in its determination, to collect all amounts due under any and all Sold Receivables on the Buyer’s behalf.

Section 4.3. Responsibilities of Collection Agent and Participating Sellers.

(a) Anything herein to the contrary notwithstanding, the Collection Agent shall use commercially reasonable efforts to collect the Sold Receivables on behalf of and for the benefit of the Buyer. Unless otherwise directed by the Buyer, each Participating Seller shall continue to receive Collections of Sold Receivables in the ordinary course of business consistent with past practice. All Collections of Sold Receivables received by a Participating Seller shall be deemed to be received and held in trust by such Participating Seller for the Buyer and shall be swept by the Collection Agent into a centralized bank account controlled by the Collection Agent on the date such Collections are received by such Participating Seller. At the time swept by the Collection Agent, such Collections shall be deemed to be received and held in trust by the Collection Agent for the Buyer. The Collection Agent shall transfer any Collections of Sold Receivables that it receives directly into Buyer’s Bank Account as soon as commercially practicable, but in any event within five Business Days following a Participating Seller’s receipt of any Collections of Sold Receivables. The Collection Agent has the ability to identify any amounts representing Collections of Sold Receivables within at least five Business Days after a Participating Seller receives such Collections. The Collection Agent shall also prepare, prior to each Follow-On Closing Date, the schedules specified in Sections 8.2(k)(ii) and (iii) of this Agreement.

(b) None of the Collection Agent nor any of its directors, officers, employees or agents shall have any liability to the Buyer or to any other Person for any action taken or from refraining from the taking of any action in the performance of its obligations as Collection Agent hereunder; provided, however, that this provision shall not protect the Collection Agent or any such other Person from any liability that would otherwise be imposed upon the Collection Agent or such Person by reason of gross negligence or willful misconduct in the performance of its obligations hereunder. The Collection Agent and any director, officer, employee or agent thereof may accept and rely in good faith on any instruments, records, certificates or other documents of any kind provided to such Person, and on the advice of counsel or opinion of counsel, regarding any matters arising under this Agreement or otherwise with respect to any Sold Receivables. The Collection Agent shall not be required to appear in, prosecute or defend any legal action where it is not named as a party, or to incur any material cost or expense for which reimbursement is not available to the Collection Agent under this Agreement; provided, however, that the Collection Agent may take any reasonable action that it may in good faith deem necessary or desirable in connection with this Agreement or otherwise with respect to the collection of any Sold Receivables. If and to the extent that the Collection Agent is required to appear in or is made a defendant in any legal action or other proceeding relating to this Agreement or the collection of any Sold Receivables, the Buyer shall indemnify and hold harmless the Collection Agent from and against all damages, losses, claims, judgments, liabilities, penalties, costs and expenses which the Collection Agent may pay or incur arising out of or in connection therewith. The Collection Agent shall have no responsibility and shall not be in default hereunder or incur any liability to any other Person for (i) any failure, error, or delay in carrying out its obligations under this Agreement resulting from the Collection Agent acting in accordance with information prepared or supplied by any party to this Agreement (other than the Collection Agent) or the failure of any party to this Agreement (other than the Collection Agent) to prepare or provide such information, (ii) any act of, or any failure to act by, any third party, (iii) any inaccuracy or omission in any invoice, notice or communication received by the Collection Agent from any third party, (iv) the invalidity or unenforceability of any Sold Receivable under applicable law, or (v) any breach of any representation and warranty made by any other party hereunder or otherwise with respect to any Sold Receivable.

Section 4.4. Removal of Collection Agent.

(a) The Buyer shall have the right, at its sole discretion, to remove the Collection Agent at any time by providing the Collection Agent and the Sellers with written notice of such removal; provided, that the effective date of any removal of the Collection Agent pursuant to this Section 4.4(a) shall be the next Follow-On Closing Date.

(b) Upon the effective date of the removal of the Collection Agent as provided in clause (a) of this Section 4.4, (i) the Collection Agent, in its capacity as such, shall have no further rights, obligations or liabilities with respect to the collection of any Sold Receivables and shall thereafter not be entitled to the receipt of the Servicing Fee and (ii) the Buyer shall have the right, at its sole discretion to appoint a new Collection Agent, which may be the Buyer, which shall have all the rights, responsibilities and obligations of the Collection Agent hereunder.

Section 4.5. Confirmation of Amounts. On each Closing Date, the Collection Agent shall (i) provide the Buyer with a confirmation of the amount of Sold Receivables that have been collected and deposited into Buyer’s Bank Account and (ii) identify the amount of any such collected Sold Receivables that were not paid in full when due.

Section 4.6. Servicing Fee. As compensation for the Collection Agent’s activities on its behalf, the Buyer shall pay the Collection Agent the Servicing Fee, which fee shall be paid in arrears on each Follow-On Closing Date.

Article V

CONDITIONS OF PURCHASES

Section 5.1. Conditions Precedent to Initial Closing. The purchase of Eligible Receivables from any Participating Seller hereunder on the Initial Closing Date is subject to the condition precedent that the Buyer shall have received, on or before the Initial Closing Date, the following, each (unless otherwise indicated) dated the Initial Closing Date, and each in form and substance reasonably satisfactory to the Buyer,

(a) from each Seller:

(i) A copy of the resolutions of the appropriate governing body of such Seller approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Seller;

(ii) A good standing or comparable certificate for such Seller issued as of a recent date reasonably acceptable to the Buyer by the Secretary of State of the jurisdiction of such Seller’s organization or formation, as applicable;

(iii) A certificate of the Secretary or Assistant Secretary of such Seller certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Collection Agent and the Buyer may conclusively rely until such time as the Buyer shall receive from such Person a revised certificate meeting the requirements of this clause (iii));

(iv) The certificate of formation or other organizational document of such Seller duly certified by the Secretary of State of the jurisdiction of such Seller’s organization or formation, as applicable, as of a recent date, together with a copy of the limited liability company agreement, partnership agreement or other governing document of such Seller, each certified by the Secretary or an Assistant Secretary of such Seller; and

(v) A favorable opinion of Fulbright & Jaworski LLP, counsel to the Sellers, in form and substance customarily rendered in receivables sale transactions, and in scope reasonably satisfactory to the Buyer, that (A) the purchase and sale of the Eligible Receivables as provided hereunder is a true sale by each of the Sellers under the laws of the State of New York and (B) that in the event that any or all of the Sellers or the Collection Agent were to become a debtor, or debtors, in a case under the Bankruptcy Code, the court properly exercising jurisdiction over such cases would not properly disregard the separate corporate existence of the Buyer and order substantive consolidation of the Buyer with any or all of the Sellers or the Collection Agent pursuant to the principles of substantive consolidation applied in federal bankruptcy cases;

(vi) Evidence (A) of the execution and delivery by each of the Persons that is a party thereto (other than the Buyer) of each of the other Transaction Documents to be executed and delivered by such Persons in connection herewith and (B) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents by such Persons has been satisfied to the Buyer’s reasonable satisfaction; and

(b) from each Participating Seller:

(i) Financing statements (Form UCC-1), in form and substance suitable for filing, each to be sent for filing by the Buyer under the UCC of the jurisdiction in which the debtor named therein is “located” (within the meaning of the UCC) in order to (i) perfect the interests of the Buyer in the Sold Receivables and the Related Rights as contemplated by this Agreement and (ii) assign, of record, such interests to the Buyer; and

(ii) Completed UCC search reports from the jurisdiction in which such Seller is “located” (within the meaning of the UCC), dated within 3 Business Days prior to the Closing Date, listing all financing statements filed with the secretary of state in such jurisdiction, that name such Seller as debtor showing no Adverse Claims on any Sold Receivable.

Section 5.2. Conditions Precedent to each Follow-On Closing. The purchase of Eligible Receivables from any Participating Seller hereunder on each Follow-On Closing Date is subject to the condition precedent that the Buyer shall have received from such Participating Seller, on or before the Follow-On Closing Date, the following, each (unless otherwise indicated) dated such Follow-On Closing Date, and each in form and substance reasonably satisfactory to the Buyer:

(a) Financing statements (Form UCC-1), in form and substance suitable for filing, each to be sent for filing by the Buyer under the UCC of the jurisdiction in which the debtor named therein is “located” (within the meaning of the UCC) in order to (i) perfect the interests of the Buyer in the Sold Receivables and the Related Rights as contemplated by this Agreement and (ii) assign, of record, such interests to the Buyer; and

(b) Completed UCC search reports from the jurisdiction in which such Participating Seller is “located” (within the meaning of the UCC), dated within 3 Business Days prior to such Follow-On Closing Date, listing all financing statements filed with the secretary of state in such jurisdiction, that name such Participating Seller as debtor showing no Adverse Claims on any Sold Receivable.

Section 5.3. Certification as to Representations and Warranties. Each Participating Seller, by accepting the Purchase Price related to each purchase of Sold Receivables by the Buyer on each Closing Date, shall be deemed to have certified that the representations and warranties of such Participating Seller contained in Article VI of this Agreement are true and correct in all material respects on such Closing Date, or, if such representation or warranty is by its terms subject to a materiality qualification or a Seller Material Adverse Effect qualification, such representation or warranty is true and correct in all respects, on and as of such Closing Date, with the same effect as though made on and as of such Closing Date (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification or a Seller Material Adverse Effect qualification, such representation or warranty shall be true and correct in all respects, as of such earlier date).

Section 5.4. Additional Participating Sellers. Sellers may be added as Participating Sellers hereunder by providing the Buyer with written notice of such Seller’s intent to participate in the sale of Eligible Receivables on the next Follow-On Closing Date and each subsequent Follow-On Closing Date; provided that such Seller must provide such written notice at least five Business Days prior to a Follow-On Closing Date in order to be a Participating Seller on such Follow-On Closing Date. At the time any Seller is added as a Participating Seller pursuant to this Section 5.4, (a) Schedule II to this Agreement shall be automatically amended to reflect the addition of such Participating Seller and a revised Schedule II shall be distributed to the parties to this Agreement reflecting such amendment; (b) such Participating Seller shall be deemed to have authorized the Collection Agent pursuant to Section 4.2 of this Agreement and (c) such Participating Seller shall sell its Eligible Receivables to the Buyer in accordance with the terms of this Agreement on each subsequent Follow-On Closing Date until this Agreement is terminated in accordance with Article XII of this Agreement.

Section 5.5. Additional Sellers. Additional Persons may be added as Sellers hereunder, with the prior written consent of the Buyer (acting in its sole discretion); provided that no Person may be added as a Seller hereunder unless the following conditions are satisfied on or before the date of such addition:

(a) such proposed additional Seller shall have executed and delivered to the Buyer an agreement substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”);

(b) such proposed additional Seller shall have delivered to the Buyer each of the documents with respect to such Seller described in Section 5.1 of this Agreement, in each case in form and substance reasonably satisfactory to the Buyer; and

(c) the Termination Date shall not have occurred.

At the time any Person is added as an additional Seller pursuant to this Section 5.5, Schedule I to this Agreement shall be automatically amended to reflect the addition of such Seller and a revised Schedule I shall be distributed to the parties to this Agreement reflecting such amendment.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby makes, as to itself only, the representations and warranties set forth in this Article VI as of the Initial Closing Date and, if such Seller is a Participating Seller, as of each Follow-On Closing Date.

Section 6.1. Names and Locations. Except as set forth in Schedule V to this Agreement (as such schedule may be supplemented by such Seller by notice to the Buyer from time to time), such Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement, and such Seller’s name (as such may be changed by such Seller by notice to the Buyer from time to time) is exactly as set forth on the signature pages of this Agreement. Such Seller is “located” (as defined in the UCC) in the jurisdiction specified for such Seller in Schedule III to this Agreement (as such schedule may be supplemented by such Seller by notice to the Buyer from time to time). The office where such Seller keeps its records concerning the Eligible Receivables generated by it is set forth in Schedule IV to this Agreement (as such schedule may be supplemented by such Seller by notice to the Buyer from time to time).

Section 6.2. Existence and Power. Such Seller is (a) duly organized or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws; except in each case referred to in clauses (b)(i), (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 6.3. Due Authorization. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which it is party, have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable.

Section 6.4. Binding Effect. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 6.5. Solvency. Such Seller is Solvent (before and after giving effect to the sale of the Eligible Receivables by such Seller on a Closing Date).

Section 6.6. Ownership; Perfection. Before the consummation of the sales by such Seller to the Buyer under this Agreement, such Seller owns and has good and marketable title to the Eligible Receivables and the Related Rights to be sold by it hereunder free and clear of any Adverse Claim. This Agreement, together with the filing of the financing statements and assignments contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Seller): (a) good and marketable title to each Sold Receivable, together with the Related Rights related thereto, and (b) all of such Seller’s right, title and interest in the Related Security associated with each such Sold Receivable, in each case free and clear of any Adverse Claim. In the event that, contrary to the mutual intent of the Sellers and the Buyer, any purchase of Sold Receivables hereunder is not construed by a court or other governmental authority of competent jurisdiction as a sale but rather as a collateral transfer for security (or the transactions contemplated hereby are construed as a financing transaction), this Agreement creates a valid and continuing security interest in the Sold Receivables and the Related Rights in favor of the Buyer, which security interest is perfected and prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from the Buyer. Appropriate financing statements are on file in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect sales of the Sold Receivables and the Related Rights from such Seller to the Buyer hereunder and, in the event that, contrary to the mutual intent of the Sellers and the Buyer, any purchase of Sold Receivables hereunder is not construed as a sale but rather as a collateral transfer for security (or the transactions contemplated hereby are construed as a financing transaction), establish the Buyer’s first priority interest therein.

Section 6.7. No Contravention. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party will not:

(a) result in any violation of the constituent documents of such Seller;

(b) result in a violation of any Law applicable to such Seller or its assets and operations except to the extent such violation would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; or

(c) result in (i) a breach of, or default under, any existing obligations of such Seller, (ii) a loss of any right or benefit of such Seller, (iii) the acceleration of such Seller’s payment obligations, or (iv) the termination or right of termination, cancellation or amendment by a party other than such Seller, in each case, under any term or provision of (x) any instruments governing any material indebtedness of such Seller, (y) the Contract with the Obligor giving rise to the Eligible Receivables or (z) any other material contracts of such Seller, that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 6.8. Qualification of Receivables; Bona Fide Obligations. The Receivables to be sold by such Seller to the Buyer on the applicable Closing Date are Eligible Receivables (as defined herein) on such Closing Date and such Eligible Receivables are bona fide existing obligations for the full amount thereof created by the sale and delivery of goods or the rendition of services in the ordinary course of such Seller’s business.

Section 6.9. Credit and Collection Policy. Such Seller has complied in all material respects with its Credit and Collection Policy with regard to each Eligible Receivable originated by such Seller and the entry into the related Contract giving rise to such Eligible Receivable.

Section 6.10. Enforceability of Contracts. To the knowledge of such Seller, each Contract to which it is party governing any Sold Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor, enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 6.11. Governmental Authorization, Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be obtained or made by such Seller in connection with (a) the execution, delivery or performance by, or enforcement against, such Seller of this Agreement or any other Transaction Document and (b) the exercise by the Buyer of its rights under the Transaction Documents, except for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other action, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 6.12. Accuracy of Information. No report, financial statement, certificate or other written information furnished by or on behalf of such Seller to the Buyer in connection with the Eligible Receivables or otherwise delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

Section 6.13. No Seller Material Adverse Effect or Termination Event. As of the Initial Closing Date, for the period from December 31, 2012 through the Initial Closing Date, and as of each Follow-On Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Seller Material Adverse Effect with respect to such Seller. No event has occurred and is continuing or would result from a sale of Eligible Receivables or the application of the proceeds therefrom, that constitutes a Termination Event with respect to such Seller.

Section 6.14. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, such Seller and each of its subsidiaries have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To such Seller’s knowledge, there is no proposed Tax assessment against such Seller or any of its subsidiaries that would, if successfully imposed, have a Seller Material Adverse Effect. There are no liens on any of the Eligible Receivables for Taxes (other than for current Taxes not yet due and payable).

Section 6.15. Compliance with Applicable Laws. Such Seller is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its respective properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

Section 6.16. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Seller, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against such Seller or any of its subsidiaries or against any of their respective properties or revenues, or that is contemplated by such Seller against any other Person that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby, or (b) individually or in the aggregate, if determined adversely, would reasonably be expected to have a Seller Material Adverse Effect.

Section 6.17. Accounting. The manner in which each Seller accounts for the transactions contemplated by this Agreement in its books, records and financial statements does not jeopardize the characterization of the transactions contemplated herein as being true sales.

Section 6.18. Ordinary Course of Business. If (but only to the extent that) the sale of any property described herein is not construed, pursuant to a final, non-appealable judgment by a court or other governmental authority of competent jurisdiction as a true sale, then each remittance of Collections by such Seller to the Buyer hereunder will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and (ii) made in the ordinary course of business or financial affairs of such Seller.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the representations and warranties set forth in this Article VII as of the Initial Closing Date and as of each Follow-On Closing Date.

Section 7.1. Existence and Power. The Buyer is (a) duly formed, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

Section 7.2. Due Authorization. The execution, delivery and performance by the Buyer of this Agreement, and each other Transaction Document to which it is party, have been duly authorized by all necessary limited liability company action.

Section 7.3. Solvency. The Buyer is Solvent (before and after giving effect to the purchase of the Eligible Receivables by the Buyer on each Closing Date).

Section 7.4. Accounting. The manner in which the Buyer accounts for the transactions contemplated by this Agreement in its books, records and financial statements does not jeopardize the characterization of the transactions contemplated herein as being true sales.

Section 7.5. Binding Effect. This Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Article VIII

COVENANTS OF THE SELLERS

Section 8.1. Seller Covenants. At all times from the date of this Agreement until the Termination Date, each Seller severally agrees that it will:

(a) Preservation of Business. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its formation or organization and provide the Buyer at least 5 Business Days’ prior written notice before making any change in such Seller’s (i) name as it appears in the jurisdiction of its formation, incorporation or organization, (ii) type of entity, (iii) “location” for purposes of the UCC, (iv) organizational identification number or (v) identity or corporate, limited liability company or partnership structure, in each case that such change could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(b) Classification as True Sale. Account for its sales of Eligible Receivables pursuant to this Agreement as true sales in its accounting books and records, for U.S. federal income tax purposes and, if any, in its financial statements and shall not, and will not permit any affiliate to, financially account (whether in financial statements, for U.S. federal income tax purposes or otherwise) for the transactions contemplated hereby in any manner other than a sale by such Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale by such Seller to the Buyer.

(c) Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d) Separate Existence. Respect and appropriately document the separate and independent nature of such Seller’s activities and take all reasonable steps to continue such Seller’s identity as a separate legal entity, and make it apparent to third persons that such Seller is an entity with assets and liabilities distinct from those of the Buyer and the Collection Agent, and that such Seller is not a division of the Buyer, the Collection Agent or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Seller agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinions issued by Fulbright & Jaworski LLP, as counsel for the Sellers, in connection with the closing of the transactions contemplated in the Transaction Documents and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinions, which are applicable to such Seller remain true and correct in all material respects at all times.

(e) Reporting Requirements.

(i) Termination Events. Promptly notify the Buyer in writing of any Termination Event with respect to such Seller, setting forth the details of the occurrence referred to therein and stating what action such Seller has taken and proposes to take with respect thereto.

(ii) Seller Material Adverse Effect. Promptly notify the Buyer in writing of any matter that has resulted or would reasonably be expected to result in a Seller Material Adverse Effect.

(iii) Name Changes; Etc. Not less than two Business Days prior to the effective date of any change for which such Seller was required to provide written notice to the Buyer pursuant to Section 8.1(a), such Seller shall deliver to the Buyer all financing statements, organizational documents reflecting any name changes, instruments and other documents reasonably requested by the Buyer in connection with such change or relocation in order to maintain the perfection and priority of their interests created hereunder.

(f) Change in Credit and Collection Policy. Not make any material change in or material amendment to its Credit and Collection Policy without the prior written consent of the Buyer, which consent shall not be unreasonably withheld by the Buyer.

(g) Other Information. Promptly make available to the Buyer such additional information regarding the business, financial or corporate affairs of such Seller, or compliance by such Seller with the terms of the Transaction Documents, as the Buyer may from time to time reasonably request.

Section 8.2. Participating Seller Covenants. At all times from the date of this Agreement until the Termination Date, each Participating Seller severally agrees that it will:

(a) Buyer’s Bank Account. Not change the procedures regarding the transfer of Collections of Sold Receivables to Buyer’s Bank Account.

(b) Assist in Filing Financing Statements. Use its commercially reasonable efforts to assist the Buyer in filing one or more UCC-1 financing statements in order to give notice of ownership interests in all Sold Receivables and the Related Rights, to the extent that such filing will not prejudice the true sale intended by such Participating Seller and Buyer in relation to their respective sales and purchases of the Sold Receivables and the Related Rights.

(c) Furnishing of Information and Inspection of Sold Receivables. Furnish to the Buyer from time to time such information with respect to the Sold Receivables as the Buyer may reasonably request. Such Participating Seller will, at such Participating Seller’s expense, at any time during regular business hours, with at least five days’ prior written notice (unless a Termination Event with respect to such Participating Seller has occurred or a Termination Event exists) from the Buyer, (i) permit the Buyer or its respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Sold Receivables by it hereunder and (B) to visit the offices and properties of such Participating Seller for the purpose of examining such books and records, and to discuss matters relating to the Sold Receivables, the Related Rights with respect thereto or such Participating Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Participating Seller (provided that representatives of such Participating Seller are present during such discussions) having knowledge of such matters; provided, that so long as a Termination Event with respect to such Participating Seller has not occurred and no Termination Event has occurred and is continuing such examinations and visits shall occur no more than once per year and (ii) without limiting the provisions of clause (i) of this Section 8.2(c), during regular business hours, at such Participating Seller’s expense, upon at least five days’ prior written notice (unless a Termination Event with respect to such Participating Seller has occurred or a Termination Event exists) from the Buyer, permit certified public accountants or other auditors acceptable to the Buyer to conduct a review of such Participating Seller’s books and records with respect to the Eligible Receivables and Sold Receivables; provided, further, that so long as a Termination Event with respect to such Participating Seller has not occurred and no Termination Event exists, such Participating Seller shall be required to reimburse the Buyer for only one such audit per year.

(d) Change in Business. Not (i) make any material change in the character of its business, which change would materially impair the collectability of the Sold Receivables or (ii) make any change in any Credit and Collection Policy that would materially adversely affect the collectability of the Sold Receivables, the credit quality of any Sold Receivable, the enforceability of any related Contract or its ability to perform its obligations under any related Contract or the Transaction Documents, in the case of either clause (i) or (ii) above, without the prior written consent of the Buyer.

(e) Ownership Interest, Etc. At its expense, take all action reasonably requested by the Buyer to transfer to the Buyer a valid and enforceable perfected legal and equitable title in and to the Sold Receivables, and in the Related Rights with respect thereto, in each case free and clear of any Adverse Claim created by or through such Participating Seller, including taking such action to perfect, protect or more fully evidence the interest of the Buyer as the Buyer may reasonably request.

(f) Keeping and Marking of Records and Books. Maintain, implement and keep (i) administrative and operating procedures (including an ability to recreate records evidencing Sold Receivables and related Contracts if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all documents, books, records, computer tapes, disks and other information reasonably necessary or advisable for the collection of the Sold Receivables (including records adequate to permit the daily identification of each Sold Receivable and all Collections of, and adjustments to, each Sold Receivable). Such Participating Seller will give the Buyer prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures utilized by such Participating Seller and described to the Buyer on or before the Closing Date as such Participating Seller’s then existing or planned administrative and operating procedures for collecting Receivables. Such Participating Seller will on or prior to the date hereof, mark its books and records relating to its Sold Receivables and Related Rights to indicate that such Sold Receivables and Related Rights have been sold to the Buyer.

(g) Performance and Compliance with Contracts and Credit and Collection Policy. Perform its obligations under the Contracts related to the Sold Receivables to the same extent as if such Sold Receivables had not been sold by it hereunder. At its expense, timely and fully comply in all material respects with the terms and provisions of the Credit and Collection Policy applicable to each Sold Receivable.

(h) Location of Records. Keep its records concerning or related to Sold Receivables at the office address(es) referred to in Schedule IV to this Agreement or at such other locations as notified to the Buyer upon at least three Business Days’ prior written notice.

(i) Sales, Liens, etc. Not sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Sold Receivable or the Related Rights with respect thereto.

(j) Extension or Amendment of Sold Receivables. Not extend, amend or otherwise modify the payment terms of any Sold Receivable (or any other terms of such Sold Receivable that could reasonably be expected to adversely affect the payment by the Obligor of such Sold Receivable) in any material respect, or amend, modify or waive, in any material respect, the payment provisions of any Contract related thereto (or any other terms of such Contract that could reasonably be expected to adversely affect payments by the Obligor with respect to Sold Receivables related thereto), without the prior written consent of the Buyer.

(k) Reporting Requirements.

(i) Closing Date Reporting. On each Closing Date, provide the Buyer with a schedule, in the form set forth in Schedule VII to this Agreement, identifying the specific Obligor for each of the Sold Receivables sold by such Participating Seller to the Buyer on such Closing Date and the aggregate amount of the Sold Receivables owed by each Obligor as of such Closing Date.

(ii) Follow-On Closing Date Reporting. Work with the Collection Agent to enable the Collection Agent to provide to the Buyer, on each Follow-On Closing Date, a schedule, in the form set forth in Schedule IX to this Agreement, identifying:

A. the amount of the Sold Receivables that were sold by such Participating Seller to the Buyer on the prior Closing Date that were collected from each Obligor since the immediately preceding Closing Date and to and through such Follow-On Closing Date, reconciled to the schedule provided pursuant to Section 3.3(a) of this Agreement;

B. the amount of Collections, listed by Obligor, that have been deposited in Buyer’s Bank Account since the immediately preceding Closing Date and to and through such Follow-On Closing Date, reconciled to the schedule provided pursuant to Section 3.3(a) of this Agreement; and

C. the amount of Uncollected Receivables as of such Follow-On Closing Date.

(iii) Reporting Upon Request. As requested by the Buyer and with respect to the date specified in such request, work with the Collection Agent to enable the Collection Agent to provide to the Buyer a schedule identifying:

A. the outstanding Sold Receivables listed by Obligor and reconciled to the schedule provided pursuant to Section 8.2(k)(i) of this Agreement on the immediately preceding Closing Date;

B. the outstanding Sold Receivables subsequently collected from each Obligor, reconciled to the schedule provided pursuant to Section 8.2(k)(i) of this Agreement on the immediately preceding Closing Date; and

C. the outstanding Sold Receivables subsequently collected, listed by each Obligor, and deposited in Buyer’s Bank Account since the immediately preceding Closing Date and to and through and including the date of such schedule.

(iv) Adverse Claims. Promptly notify the Buyer in writing upon obtaining actual knowledge of (A) any Adverse Claim upon the Sold Receivables or Collections with respect thereto, or (B) any Obligor receiving any change in payment instructions with respect to Sold Receivable(s), in each case from a Person other than the Buyer.

Article IX

COVENANTS OF THE BUYER

Section 9.1. Buyer Covenants. At all times from the date of this Agreement until the Termination Date, the Buyer will:

(a) Separate Existence. Respect and appropriately document the separate and independent nature of the Buyer’s activities and take all reasonable steps to continue the Buyer’s identity as a separate legal entity, and make it apparent to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Sellers and the Collection Agent, and that the Buyer is not a division of the Sellers, the Collection Agent or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Buyer agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinions issued by Fulbright & Jaworski LLP, as counsel for the Sellers, in connection with the closing of the transactions contemplated in the Transaction Documents and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinions, remain true and correct in all material respects at all times.

(b) Organizational Document. Maintain and comply with its Organizational Document and not amend, restate, supplement or otherwise modify sections 2.4, 5.6, 5.7, 5.8, 8.7 and the definition of “Independent Manager” in its Organizational Document in any respect without the prior written consent of the Sellers, which consent shall not be unreasonably withheld by the Sellers.

(c) Classification as True Sale. Account for its purchase of Eligible Receivables pursuant to this Agreement as true sales in its accounting books and records, for U.S. federal income tax purposes and, if any, in its financial statements, and shall not, and will not permit any affiliate to, financially account (whether in financial statements, for U.S. federal income tax purposes or otherwise) for the transactions contemplated hereby in any manner other than a sale by each Participating Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale by the Participating Seller to the Buyer.

Article X

COVENANTS OF THE COLLECTION AGENT

Section 10.1. Collection Agent Covenants. At all times from the date of this Agreement until the Termination Date, the Collection Agent will:

(a) Separate Existence. Respect and appropriately document the separate and independent nature of the Collection Agent’s activities and take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that Collection Agent is an entity with assets and liabilities distinct from those of the Sellers and the Buyer, and that the Collection Agent is not a division of the Sellers, the Buyer or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Collection Agent agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinions issued by Fulbright & Jaworski LLP, as counsel for the Sellers, in connection with the closing of the transactions contemplated in the Transaction Documents and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinions, remain true and correct in all material respects at all times.

(b) Classification as True Sale. To the extent applicable, account for the sale of Eligible Receivables pursuant to this Agreement as true sales in its accounting books and records, for U.S. federal income tax purposes and, if any, in its financial statements, and shall not, and will not permit any affiliate to, financially account (whether in financial statements, for U.S. federal income tax purposes or otherwise) for the transactions contemplated hereby in any manner other than a sale by the Participating Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale by the Participating Seller to the Buyer.

Article XI

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF SOLD RECEIVABLES

Section 11.1. No Responsibility of the Buyer. The Buyer shall have no obligation or liability to any Obligor or any other Person with respect to any Sold Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer be obligated to perform any of the obligations of any Participating Seller thereunder.

Section 11.2. Further Action Evidencing Purchases. Each Participating Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer or the Collection Agent may reasonably request in order to perfect, protect or more fully evidence the transfer of the Sold Receivables and the Related Rights purchased by the Buyer from such Participating Seller hereunder, or to enable the Buyer to exercise or enforce any of its rights with respect to such Sold Receivables and such Related Rights. Without limiting the generality of the foregoing, upon the request of the Buyer, such Participating Seller will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect, protect or evidence any of the foregoing.

Each Participating Seller hereby authorizes the Buyer or its designee or assignee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Participating Seller, relative to all or any of the Sold Receivables and the Related Rights sold by it hereunder, whether now existing or hereafter generated by such Participating Seller. If any Participating Seller fails to perform any of its agreements or obligations under this Agreement related to the Sold Receivables and the Related Rights sold by it hereunder, the Buyer or its designee or assignee may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Collection Agent) incurred in connection therewith shall be payable by such Participating Seller.

Section 11.3. No Notification of Obligors. Unless the Buyer shall otherwise request in writing, neither the parties hereto nor any of their affiliates shall notify any Obligor of the existence of this Agreement or the sale of the Sold Receivables hereunder. The Buyer shall have the right in its discretion to notify any Obligor of the sale of the Sold Receivables hereunder and to direct any such Obligors to pay all amounts due or that become due under any or all Sold Receivables directly to Buyer’s Bank Account. The parties shall respond to inquiries, if any, from any Obligor or other third-parties by indicating that ownership of the Sold Receivables is held by the Buyer.

Article XII

TERMINATION

Section 12.1. Termination Events. The occurrence of any of the following events shall constitute a “Termination Event”:

(a) any representation or warranty made or deemed made by a Seller under or in connection with this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, or the failure of a Seller to perform or observe any covenant or agreement of such Seller under this Agreement and such failure shall continue for 5 Business Days after such Seller receives written notice or possesses actual knowledge of such failure;

(b) a Seller institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Seller and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to such Seller or to all or any material part of its property is instituted without the consent of such Seller and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(c) any representation or warranty made or deemed made by the Buyer under or in connection with this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, or the failure of a Buyer to perform or observe any covenant or agreement of the Buyer under this Agreement and such failure shall continue for 5 Business Days after the Buyer receives written notice or possesses actual knowledge of such failure;

(d) a Seller provides the Buyer with at least 30 days’ written notice of its intention to withdraw from this Agreement; and

(e) the Buyer and each of the Sellers mutually consent, in writing, to the termination of this Agreement.

Section 12.2. Consequences of a Termination Event.

(a) Upon the occurrence of any Termination Event pursuant to Sections 12.1(a) or (b) of this Agreement, the Buyer shall have the right, by notice to the affected Seller(s), to declare this Agreement terminated with respect to such Seller(s).

(b) Upon the occurrence of any Termination Event pursuant to Section 12.1(c) of this Agreement, a Seller shall have the right, by notice to the Buyer, to declare this Agreement terminated with respect to such Seller.

(c) Upon the occurrence of a Termination Event pursuant to Section 12.1(d) of this Agreement, this Agreement shall be terminated with respect to such Seller.

(d) Upon the occurrence of a Termination Event pursuant to Section 12.1(e) of this Agreement, this Agreement shall be immediately terminated with respect to all parties.

(e) For the avoidance of doubt, if this Agreement is terminated by the Buyer with respect to a Seller pursuant to Sections 12.1(a), (b) or (d) of this Agreement, or by a Seller pursuant to Section 12.1(c) of this Agreement, such termination shall affect only such Seller and this Agreement shall otherwise remain in full force in effect except that Schedule I to this Agreement shall be automatically amended to reflect the removal of such Seller as a party to this Agreement and Schedule II to this Agreement shall be automatically amended to reflect the removal of such Seller from the list of Participating Sellers, if applicable, and a revised Schedule I and a revised Schedule II, if applicable, shall be distributed to the parties to this Agreement reflecting such amendments.

(f) Upon any termination of this Agreement, Buyer shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Laws, which rights shall be cumulative.

Section 12.3. Termination Date.

(a) Subject to Section 14.5 of this Agreement, unless this Agreement is otherwise terminated with respect to all parties on or before December 30, 2016, this Agreement shall terminate on such date and have no further force and effect (such date that this Agreement is terminated with respect to all parties, the “Termination Date”).

Article XIII

INDEMNIFICATION

Section 13.1. Indemnities by the Sellers. Without limiting any other rights which the Buyer may have hereunder or under applicable law, each Seller, severally and for itself alone, hereby agrees to indemnify and hold harmless the Buyer and each of its permitted assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities, penalties, costs and expenses (all of the foregoing being collectively called “Relevant Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Seller to perform its obligations under this Agreement, or arising out of the claims asserted against an Indemnified Party relating to the acquisition of Eligible Receivables by the Buyer, excluding Relevant Amounts to the extent (a) such Relevant Amounts are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (b) such Relevant Amounts result from a breach of such Indemnified Party’s obligations hereunder or under any other Transaction Document, (c) such Relevant Amounts result from actions taken by the Buyer or the Collection Agent to collect or enforce Sold Receivables or (d) such Relevant Amounts would constitute recourse to any Seller for uncollectible Sold Receivables by reason of the bankruptcy, insolvency, creditworthiness, or the financial or credit condition or financial default of an Obligor or otherwise prejudice the intent that each purchase and sale transaction under this Agreement be classified as a true sale; provided, that nothing contained in this sentence shall limit the liability of such Seller or limit the recourse of any Indemnified Party to such Seller for any amounts otherwise specifically provided to be paid by such Seller hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, each Seller, severally for itself alone, shall indemnify each Indemnified Party for Relevant Amounts relating to or resulting from:

(a) the failure of any representation or warranty made or deemed made by such Seller (or any employee, officer or agent of such Seller) in this Agreement or any other Transaction Document to have been true and correct in any material respect as of the date made or deemed made;

(b) billing and similar accounts receivable errors with respect to the Sold Receivables made by such Seller;

(c) the failure by such Seller to comply with any applicable Law, rule or regulation with respect to any Sold Receivable generated by such Seller that is sold or purported to be sold hereunder or the related Contract, or the nonconformity of any Sold Receivable generated by such Seller that is sold or purported to be sold hereunder or the related Contract with any such applicable law, rule or regulation;

(d) (i) the failure by such Seller to transfer to the Buyer a perfected ownership interest in the Sold Receivables generated by such Seller free and clear of any Adverse Claim or (ii) the unenforceability of such ownership interest;

(e) any dispute, claim, offset or defense (other than a defense related to the financial condition or discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Sold Receivable generated by such Seller (including, without limitation, a defense based on such Sold Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to any such Sold Receivable or the furnishing of or failure to furnish such goods or services with respect to such Sold Receivable;

(f) any failure of such Seller to comply with its covenants or perform its duties and obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(g) any suit or claim related to the Sold Receivables or any Transaction Document (including, without limitation, any products liability, environmental liability claim or personal injury or property damage suit or claim arising out of or in connection with the property, products or services that are the subject of any Sold Receivable to the extent not covered pursuant to other applicable provisions of this Agreement); or

(h) the failure of such Seller to pay when due any sales, excise, motor fuel, business and occupation, property or other similar Taxes payable in connection with the Sold Receivables generated by such Seller.

If for any reason the indemnification provided above in this Section 13.1 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless as contemplated herein, then each Seller, severally and for itself alone, shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.

Notwithstanding any of the foregoing, (i) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of or otherwise provide for the collectability or payment of the Eligible Receivables conveyed hereunder, and (ii) nothing in this Section 13.1 shall require the Sellers to indemnify any Indemnified Party for Eligible Receivables that are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable Obligor.

Article XIV

MISCELLANEOUS

Section 14.1. Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Sellers and the Collection Agent.

(b) No failure or delay on the part of the Buyer, the Collection Agent, any Seller or any assignee of any of the foregoing in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Collection Agent or any Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Collection Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) This Agreement and the other Transaction Documents constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 14.2. Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and electronic mail (email) transmission) and shall be given,

(a)	if to the Buyer:

Enbridge Receivables (U.S.) L.L.C.
1100 Louisiana, Suite 3300
Houston, TX 77002
Attention: General Counsel
Facsimile No.: 713-821-2229
Email: chris.kaitson@enbridge.com

(b)	if to the Sellers:

1100 Louisiana, Suite 3300
Houston, TX 77002
Attention: General Counsel
Facsimile No.: 713-821-2229
Email: chris.kaitson@enbridge.com

(c)	if to the Collection Agent, to:

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300
Houston, TX 77002
Attention: General Counsel
Facsimile No.: 713-821-2229
Email: chris.kaitson@enbridge.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.3. No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 14.4. Assignability. No Seller may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer. The Buyer may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Sellers; provided, however, that the Buyer may transfer or pledge any Sold Receivables to any Person without the prior consent of the Sellers or Collection Agent, in which case the Buyer shall provide a representation and warranty, and a related indemnification, that such transfer or pledge will not prejudice the treatment of the Sold Receivables as true sales between the Sellers and the Buyer.

Section 14.5. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Buyer, the Collection Agent and each Seller and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date, or with respect to the Person serving as the Collection Agent, the date that such Person is no longer the Collection Agent. The rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article VI of this Agreement and the indemnification and payment provisions of Article XIII and Sections 14.7, 14.8, 14.9, 14.12 and 14.13 of this Agreement and this Section 14.5 shall be continuing and shall survive any termination of this Agreement.

Section 14.6. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS OR RULES (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO APPLY.

Section 14.7. Costs, Expenses and Taxes. In addition to the obligations of the Sellers under Article XIII of this Agreement, each Seller, severally and for itself alone, agrees to pay on demand:

(a) to the Buyer all reasonable costs and expenses incurred by Buyer in connection with the enforcement of this Agreement; and

(b) all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes and fees.

Section 14.8. SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY

OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 14.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 14.9 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION OF THIS AGREEMENT.

Section 14.10. Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored or italicized Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 14.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.12. Confidentiality. Each of the Buyer, the Sellers and the Collection Agent hereby agrees to keep the information contained in this Agreement strictly confidential and not to disclose such information to outside parties. Notwithstanding the foregoing, any party hereto may make disclosure (i) if it is obligated to do so pursuant to a request or order under any Law or pursuant to a subpoena or other legal process; (ii) if it is required to do so by any regulatory authority, including the United States Securities and Exchange Commission; (iii) to its auditors, counsel and other advisors; (iv) in connection with any litigation or dispute or the exercise of any remedies under this Agreement or the Transaction Documents; or (vi) to any rating agency, subject to, in the case of each of clause (iii), (iv), (v), reasonable efforts to cause the recipient of such proprietary information to keep it confidential.

Section 14.13. Limited Recourse. Except as explicitly set forth herein, the obligations of the Buyer and each of the Sellers under this Agreement or any other Transaction Document to which the Buyer or a Seller is a party are solely the obligations of the Buyer and such Seller. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any member, partner or holder of other equity interest, officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer or any of the Sellers. The agreements in this Section 14.13 shall survive any termination of this Agreement.

Section 14.14. Treatment as Sales. The parties hereto will not account for or treat (whether in financial statements, for U.S. federal income tax purposes or otherwise) the transactions contemplated by this Agreement in any manner other than as the purchase and sale of Sold Receivables.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Enbridge Receivables (U.S.) L.L.C. as the Buyer

By:	/s/ Wanda M. Opheim
Name: Wanda M. Opheim Title: Vice President

Enbridge Energy Marketing, L.L.C. as Seller

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

Enbridge Marketing (U.S.) L.P., as Seller

By:	Enbridge Marketing (U.S.) L.L.C., its general partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: Treasurer and Chief Financial Officer

Enbridge Energy, Limited Partnership, as Seller

By:	Enbridge Pipeline (Lakehead) L.L.C., its managing general partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

[SIGNATURE PAGE TO RECEIVABLES PURCHASE AGREEMENT]

ELTM, L.P. as Seller

By:	Enbridge Holdings (Texas Systems) L.L.C., its general partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

Enbridge G&P (East Texas) L.P. as Seller

By:	Enbridge Holdings (Texas Systems) L.L.C., its general partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

Enbridge Pipelines (Ozark) L.L.C. as Seller

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

Enbridge Pipelines (North Dakota) LLC as Seller

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

[SIGNATURE PAGE TO RECEIVABLES PURCHASE AGREEMENT]

Enbridge Storage (Cushing) L.L.C. as Seller

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

Enbridge Energy Partners, L.P., as the Collection Agent

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki Title: President

[SIGNATURE PAGE TO RECEIVABLES PURCHASE AGREEMENT]

Schedule I

List of Sellers

Enbridge Energy Marketing, L.L.C.

Enbridge Marketing (U.S.) L.P.

Enbridge Energy, Limited Partnership

ELTM, L.P.

Enbridge G&P (East Texas) L.P.

Enbridge Pipelines (Ozark) L.L.C.

Enbridge Pipelines (North Dakota) LLC

Enbridge Storage (Cushing) L.L.C.

Enbridge Pipelines (East Texas) L.P.

Enbridge Gathering (North Texas) L.P.

Enbridge Pipelines (North Texas) L.P.

Enbridge G & P (North Texas) L.P.

Enbridge Pipelines (Texas Intrastate) L.P.

Enbridge Pipelines (Texas Gathering) L.P.

Enbridge G & P (Oklahoma) L.P.

Enbridge Pipelines (Bakken) L.P.

Enbridge Rail (North Dakota) L.P.

Enbridge Partners Risk Management, L.P.

Enbridge Liquids Marketing (North Texas) L.P.

Enbridge Marketing (North Texas) L.P.

Enbridge Pipelines (Texas Liquids) L.P.

Enbridge Pipelines (Oklahoma Transmission) L.L.C.

Enbridge Pipelines (Louisiana Liquids) L.L.C.

Schedule II

List of Participating Sellers as of June 28, 2013

Enbridge Energy Marketing, L.L.C.

Enbridge Marketing (U.S.) L.P.

Enbridge Energy, Limited Partnership

Schedule III

State of Formation or Organization of Sellers

SELLER	STATE OF FORMATION OR ORGANIZATION
Enbridge Energy Marketing, L.L.C.	Delaware

Enbridge Marketing (U.S.) L.P.	Texas

Enbridge Energy, Limited Partnership	Delaware

ELTM, L.P.	Delaware

Enbridge G&P (East Texas) L.P.	Texas

Enbridge Pipelines (Ozark) L.L.C.	Delaware

Enbridge Pipelines (North Dakota) LLC	Delaware

Enbridge Storage (Cushing) L.L.C.	Delaware

Enbridge Pipelines (East Texas) L.P.	Texas

Enbridge Gathering (North Texas) L.P.	Texas

Enbridge Pipelines (North Texas) L.P.	Texas

Enbridge G & P (North Texas) L.P.	Texas

Enbridge Pipelines (Texas Intrastate) L.P.	Texas

Enbridge Pipelines (Texas Gathering) L.P.	Delaware

Enbridge G & P (Oklahoma) L.P.	Texas

Enbridge Pipelines (Bakken) L.P.	Delaware

Enbridge Rail (North Dakota) L.P.	Delaware

Enbridge Partners Risk Management, L.P.	Delaware

Enbridge Liquids Marketing (North Texas) L.P.	Delaware

Enbridge Marketing (North Texas) L.P.	Delaware

Enbridge Pipelines (Texas Liquids) L.P.	Texas

Enbridge Pipelines (Oklahoma Transmission) L.L.C.	Delaware

Enbridge Pipelines (Louisiana Liquids) L.L.C.	Delaware

Schedule IV

Location of Books and Records of Sellers

SELLER	LOCATION OF BOOKS AND RECORDS

Energy Marketing, L.L.C.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Marketing (U.S.) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Energy, Limited Partnership	1100 Louisiana, Suite 3300, Houston, TX 77002

ELTM, L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge G&P (East Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Ozark) L.L.C.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (North Dakota) LLC	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Storage (Cushing) L.L.C.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (East Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Gathering (North Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (North Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge G & P (North Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Texas Intrastate) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Texas Gathering) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge G & P (Oklahoma) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Bakken) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Rail (North Dakota) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Partners Risk Management, L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Liquids Marketing (North Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Marketing (North Texas) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Texas Liquids) L.P.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Oklahoma Transmission) L.L.C.	1100 Louisiana, Suite 3300, Houston, TX 77002

Enbridge Pipelines (Louisiana Liquids) L.L.C.	1100 Louisiana, Suite 3300, Houston, TX 77002

Schedule V

Prior Names

SELLER	PRIOR NAMES (DATE OF NAME CHANGE)

Enbridge Energy Marketing, L.L.C.	None

Enbridge Marketing (U.S.) L.P.	None

Enbridge Energy, Limited Partnership	Lakehead Pipe Line Company, Limited Partnership (9/5/2001)

ELTM, L.P.	Dufour Petroleum, L.P. (4/30/12)

Enbridge G&P (East Texas) L.P.	None

Enbridge Pipelines (Ozark) L.L.C.	None

Enbridge Pipelines (North Dakota) LLC	Enbridge Pipelines (North Dakota) Inc. (4/24/2001) Portal Pipe Line Company (10/13/1998) Portal Pipe Line Company (4/9/1962)

Enbridge Storage (Cushing) L.L.C.	None

Enbridge Pipelines (East Texas) L.P.	Enbridge Pipelines (East Texas No. 2) L.P.

Enbridge Gathering (North Texas) L.P.	Enbridge Gathering (North Texas No. 2) L.P.

Enbridge Pipelines (North Texas) L.P.	Enbridge Pipelines (North Texas No. 2) L.P.

Enbridge G & P (North Texas) L.P.	None

Enbridge Pipelines (Texas Intrastate) L.P.	Enbridge Pipelines (Texas Intrastate) Inc.

Enbridge Pipelines (Texas Gathering) L.P.	Midcoast Gas Services, Inc. Enbridge Pipelines (Texas Gathering) Inc.

Enbridge G & P (Oklahoma) L.P.	Elk City Oklahoma Pipeline, L.P.

Enbridge Pipelines (Bakken) L.P.	None

Enbridge Rail (North Dakota) L.P.	None

Enbridge Partners Risk Management, L.P.	None

Enbridge Liquids Marketing (North Texas) L.P.	Enbridge Gathering Services (North Texas) L.P.

Enbridge Marketing (North Texas) L.P.	None

Enbridge Pipelines (Texas Liquids) L.P.	None

Enbridge Pipelines (Oklahoma Transmission) L.L.C.	ECOP Gas Company, LLC

Enbridge Pipelines (Louisiana Liquids) L.L.C.	Midcoast Louisiana Liquids, Inc.

Schedule VI

Buyer’s Bank Account

Bank: Bank of America

Name of Account: Enbridge Receivables (U.S.) L.L.C.

Account Number: To be provided

Schedule VII

Form of Closing Date Reporting Schedule

Closing Date Reporting For Sales Occurring On June 28, 2013

Seller	Obligor	Amount Sold
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—

Total AR Sales for the Month of June 2013		$—

SCHEDULE VIII

Form of Reconciliation Reporting Schedule

True-Up For Closing Date Reporting Of June 2013 AR Sales

Seller	Obligor	Estimated Sales at 6/28/2013	Actual Sales Invoice Amount	Amount Due Buyer/(EEP)
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—

Total AR Sales for the Month of June 2013		$—	$—	$—

SCHEDULE IX

Form of Follow-On Closing Date Reporting Schedule

Cash Collections Of June 2013 AR Sales

Seller	Obligor	Invoice Number	Actual Sales Invoice Amount	Collections	Deposited In Buyer’s Account	Date of Deposit	Uncollected Receivables
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—
$—

Total AR Sales for the Month of June 2013			$—	$—			$—

Exhibit A

Form of Joinder Agreement

THIS JOINDER AGREEMENT, dated as of [—], 20[—] (this “Agreement”) is executed by [—], a [—] organized under the laws of [—] (the “Additional Seller”).

BACKGROUND:

A. Enbridge Receivables (U.S.) L.L.C., a Delaware limited liability company (the “Buyer”) and the various Persons from time to time party thereto, as Sellers (collectively, the “Sellers”), have entered into that certain Receivables Purchase Agreement, dated as of June 28, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).

B. The Additional Seller desires to become a Seller pursuant to Section 5.5 of the Receivables Purchase Agreement.

Now, Therefore, in consideration of the foregoing, the mutual agreements, provisions and covenants herein and referred to herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Seller hereby agrees as follows:

Section 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in (or by reference in) the Receivables Purchase Agreement.

Section 2. Transaction Documents. From and as of the date of this Agreement, the Additional Seller hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Receivables Purchase Agreement. From and after the later of the date hereof and the date that the Additional Seller has complied with all of the requirements of Section 5.5 of the Receivables Purchase Agreement, the Additional Seller shall be a Seller for all purposes of the Receivables Purchase Agreement and all other Transaction Documents. The Additional Seller hereby acknowledges that it has received copies of the Receivables Purchase Agreement and the other Transaction Documents.

Section 3. Representations and Warranties. The Additional Seller hereby makes, as to itself, all of the representations and warranties set forth in Article VI of the Receivables Purchase Agreement applicable to it as of the date hereof, as if such representations and warranties were fully set forth herein. The Additional Seller hereby represents and warrants that its location (as defined in the UCC) is [—], and the offices where the Additional Seller keeps all of its records are as follows:

[ADDRESS]

Exhibit A-1

Section 4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement is executed by the Additional Seller for the benefit of the Buyer and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Seller, the Buyer and their respective successors and permitted assigns.

Section 5. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL SELLER]

By:
Name:
Title:

Consented to:

ENBRIDGE RECEIVABLES (U.S.) L.L.C., as the Buyer

By:
Name:
Title:

ENBRIDGE ENERGY PARTNERS, L.P., as Collection Agent

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Exhibit A-3